EXHIBIT 3.42

ARTICLES OF INCORPORATION

OF

CALIFORNIA URBAN BUILDERS, INC.

ARTICLE I

     The name of the corporation is: California Urban Builders, Inc.

ARTICLE II

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

     The name and complete business address in the State of California of the corporation’s initial agent for service of process is: Lisa Maxwell, 1800 Sutter Street, Suite 500, Concord, CA 94520.

ARTICLE IV

     The corporation is authorized to issue only one class of shares which shall be designated “Common Stock,” $0.01 par value per share. The total number of shares which the corporation is authorized to issue is one million (1,000,000).

ARTICLE V

     (a) The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Sections 204 and 317 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     (c) Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

     IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on March 21, 2005.

/s/ Steve Gibson

Steve Gibson, Incorporator